Registration No. 333-

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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BOYD GAMING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada     88-0242733

(State or other jurisdiction     (I.R.S. Employer

of incorporation or organization)     Identification No.)

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

(Address of Principal Executive Offices, Including Zip Code)

Boyd Gaming Corporation 2020 Stock Incentive Plan

(Full title of the plan)

__________________________________________________

Josh Hirsberg

Executive Vice President, Chief Financial Officer and Treasurer

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

(Name and address of agent for service)

(702) 792-7200

(Telephone number, including area code, of agent for service)

Copy to:

Brandon C. Parris, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

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CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value per share	7,500,000 shares	$27.90	$209,250,000.00	$27,160.65

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the Boyd Gaming Corporation’s (referred to herein as the “Registrant” or “our”) 2020 Stock Incentive Plan (the “2020 Plan”) by reason of certain corporate transactions or events that result in an increase in the number of the outstanding shares of the common stock.

(2)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low price per share as reported on The New York Stock Exchange on September 22, 2020 (a date that is within five days of the filing of this Registration Statement).

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the 2020 Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by the Registrant and relates to 7,500,000 shares of our common stock, par value $.01 (“Common Stock”), issuable to our eligible directors, employees and consultants under the 2020 Plan.  The 2020 Plan succeeds the Registrant’s 2012 Stock Incentive Plan, which continues to govern prior awards until all awards granted under the Registrant’s 2012 Stock Incentive Plan have been exercised, forfeited, canceled, expired or otherwise terminated in accordance with the terms of such grants.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the Commission on February 27, 2020.

(b)

All reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (a) above.

(c)

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, declared effective by the Commission on October 15, 1993, including any amendment or report filed for the purposes of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Under Sections 78.751 and 78.752 of the Nevada Revised Statutes, the Registrant has broad powers to indemnify and insure its directors and officers against liabilities that may incur in their capacities as such.

Article IX of the Registrant’s Amended and Restated Articles of Incorporation and Article 10 of the Registrant’s Amended and Restated By-Laws provide for indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by law. The Registrant also has entered into indemnification agreements with its executive officers and directors and provides indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

4.1	Boyd Gaming Corporation 2020 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 10, 2020).

5.1	Opinion of McDonald Carano Wilson LLP.

23.1	Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included in Signature Page).

Item 9.     Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on September 29, 2020.

Boyd Gaming Corporation

By:	/s/ Josh Hirsberg
Josh Hirsberg
Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Keith E. Smith, Josh Hirsberg and Anthony D. McDuffie, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments to the Registration Statement) and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ WILLIAM S. BOYD	Executive Chairman of the Board of Directors	September 29, 2020
William S. Boyd

/s/ MARIANNE BOYD JOHNSON	Vice Chairman of the Board of Directors,	September 29, 2020
Marianne Boyd Johnson	Executive Vice President and Director

/s/ KEITH E. SMITH	President, Chief Executive Officer and Director	September 29, 2020
Keith E. Smith	(Principal Executive Officer)

/s/ JOSH HIRSBERG	Executive Vice President, Chief Financial Officer and Treasurer	September 29, 2020
Josh Hirsberg	(Principal Financial Officer)

/s/ WILLIAM R. BOYD	Vice President and Director	September 29, 2020
William R. Boyd

/s/ JOHN R. BAILEY	Director	September 29, 2020
John R. Bailey

/s/ ROBERT L. BOUGHNER	Director	September 29, 2020
Robert L. Boughner

/s/ CHRISTINE J. SPADAFOR	Director	September 29, 2020
Christine J. Spadafor

/s/ A. RANDALL THOMAN	Director	September 29, 2020
A. Randall Thoman

/s/ PETER M. THOMAS	Director	September 29, 2020
Peter M. Thomas

/s/ PAUL W. WHETSELL	Director	September 29, 2020
Paul W. Whetsell

/s/ VERONICA J. WILSON	Director	September 29, 2020
Veronica J. Wilson

/s/ ANTHONY D. MCDUFFIE	Vice President and Chief Accounting Officer	September 29, 2020
Anthony D. McDuffie	(Principal Accounting Officer)